                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 8-K/A


                                Amendment No. 1


                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 30, 1996


                                  CompUSA Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

          1-11566                                    75-2261497
  (Commission File Number)              (I.R.S. Employer Identification No.)


                           14951 North Dallas Parkway
                              Dallas, Texas 75240
                    (Address of principal executive offices)


                    Registrant's telephone number, including
                           area code: (214) 982-4000


                                 Not Applicable
         (Former name or former address, if changed since last report.)

The undersigned registrant hereby amends the following item, financial statements, exhibits or other portions of its Form 8-K dated June 14, 1996 as set forth in the pages attached hereto:

Item 7. Financial Statements and Exhibits

   (a) Financial statements of businesses being acquired:

       PCs Compleat, Inc.

        Report of Independent Auditors                                         2

        Balance Sheet as of December 31, 1995 and March 31, 1996 (unaudited)   3

        Statement of Operations for the year ended December 31, 1995 and the
         three months ended March 31, 1996 (unaudited)                         4

        Statement of Changes in Stockholders' Deficit for the year ended
         December 31, 1995 and the three months ended March 31, 1996
         (unaudited)                                                           5

        Statement of Cash Flows for the year ended December 31, 1995 and the
         three months ended March 31, 1996 (unaudited)                         6

        Notes to Financial Statements                                          7

   (b) Unaudited pro forma consolidated financial information:

       CompUSA Inc.

        Pro Forma Consolidated Statement of Operations for the thirty-nine weeks ended March 23, 1996 and March 25, 1995 and the fiscal years
        ended June 24, 1995, June 25, 1994 and June 26, 1993                  17

        Pro Forma Consolidated Balance Sheet as of March 23, 1996             18

        Note to Pro Forma Consolidated Financial Statements                   19

   (c) Exhibits:

       23.1        Consent of Price Waterhouse LLP

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                            CompUSA Inc.


Dated: July 31, 1996        By:   /s/ James E. Skinner
                                  ---------------------

                                  James E. Skinner
                                  Executive Vice President and
                                  Chief Financial Officer
                                  COMPUSA INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS


    To the Board of Directors and Stockholders of PCs Compleat, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of PCs Compleat, Inc. at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    /s/ Price Waterhouse LLP

    PRICE WATERHOUSE LLP
    Boston, Massachusetts
    March 14, 1996

PCs Compleat, Inc.
Balance Sheet
- --------------------------------------------------------------------------------

                                                                   December 31,   March 31,
                                                                       1995          1996
                                                                                 (Unaudited)
ASSETS
Current assets:
 Cash                                                                $ 8,379,000  $   569,000
 Accounts receivable, net of allowance for doubtful accounts of
  $103,000 and $231,000 at December 31, 1995 and
  March 31, 1996 (unaudited), respectively                            18,044,000   23,308,000
 Inventories                                                          36,822,000   29,579,000
 Prepaid expenses and other current assets                               377,000    1,154,000
 Deferred income taxes                                                   937,000      937,000
                                                                     -----------  -----------
   Total current assets                                               64,559,000   55,547,000

Fixed assets, net                                                      1,976,000    2,050,000
Other assets                                                             231,000      110,000
Deferred income taxes                                                    309,000      309,000
                                                                     -----------  -----------
                                                                     $67,075,000  $58,016,000
                                                                     ===========  ===========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Amounts due under lines of credit                                   $ 8,000,000  $   500,000
 Amounts due under inventory credit lines                             16,639,000   18,807,000
 Current portion of capital lease obligations                            280,000      217,000
 Accounts payable                                                     23,437,000   19,126,000
 Accrued expenses                                                        655,000      417,000
                                                                     -----------  -----------

   Total current liabilities                                          49,011,000   39,067,000
                                                                     -----------  -----------

Long-term portion of capital lease obligations                           778,000      803,000
                                                                     -----------  -----------

Series C mandatorily redeemable convertible preferred stock,
  $0.10 par value; 3,411,663 shares authorized, issued and
  outstanding; including accumulated accretion of $1,686,000 and $1,938,000 at December 31, 1995 and March 31, 1996
  (unaudited), respectively, net of issuance costs                    11,711,000   11,963,000
Series B mandatorily redeemable convertible preferred stock,
  $0.10 par value; 1,750,000 shares authorized; 1,500,000 shares issued and outstanding; including accumulated accretion of
  $776,000 and $851,000 at December 31, 1995 and March 31, 1996
  (unaudited), respectively, net of issuance costs                     3,762,000    3,837,000
Series A mandatorily redeemable convertible preferred stock,
  $0.10 par value; 6,375,000 shares authorized; 6,000,000 shares issued and outstanding; including accumulated accretion of
  $2,319,000 and $2,469,000 at December 31, 1995 and March 31, 1996
  (unaudited), respectively, net of issuance costs                     8,345,000    8,495,000
                                                                     -----------  -----------

Total redeemable preferred stock                                      23,818,000   24,295,000
                                                                     -----------  -----------

Stockholders' deficit:
Common stock, $0.01 par value; shares authorized:
  15,793,655 at December 31, 1995 and March 31, 1996
  (unaudited); shares issued and outstanding: 2,521,750
  and 2,521,875 at December 31, 1995 and March 31, 1996
  (unaudited), respectively, plus additional paid-in capital              30,000       30,000
Accumulated deficit                                                   (6,562,000)  (6,179,000)
                                                                     -----------  -----------

   Total stockholders' deficit                                        (6,532,000)  (6,149,000)
                                                                     -----------  -----------

Commitments (Notes 1, 3, 4 and 7)                                         -           -
                                                                     -----------  -----------

                                                                     $67,075,000  $58,016,000
                                                                     ===========  ===========

PCs Compleat, Inc.
Statement of Operations
- --------------------------------------------------------------------------------


                                              Three months   Three months
                                 Year ended       ended          ended
                                December 31,    March 31,      March 31,
                                    1995          1995           1996
                                               (Unaudited)    (Unaudited)

Net sales                       $160,357,000  $ 29,469,000   $ 65,526,000
Cost of goods sold               144,277,000    26,417,000     58,596,000
                                ------------  -----------    ------------

                                  16,080,000    3,052,000       6,930,000

Selling, general and
administrative expenses           14,718,000    2,778,000       5,340,000
                                ------------  -----------    ------------

   Income from operations          1,362,000      274,000       1,590,000

Interest expense                    (135,000)     (38,000)       (140,000)
Interest income                       90,000       51,000           -
                                ------------  -----------    ------------

   Income before income tax
     (benefit) provision           1,317,000      287,000       1,450,000

Income tax (benefit) provision    (1,165,000)      24,000         590,000
                                ------------  -----------    ------------

   Net income                   $  2,482,000  $   263,000    $    860,000
                                ============  ===========    ============

                    The accompanying notes are an integral
                       part of the financial statements.

PCs Compleat, Inc.
Statement of Changes in Stockholders' Deficit
- --------------------------------------------------------------------------------


                                                         COMMON STOCK AND
                                                    ADDITIONAL PAID-IN CAPITAL
                                                                                                   TOTAL
                                                    NUMBER OF                    ACCUMULATED   STOCKHOLDERS'
                                                     SHARES         AMOUNT         DEFICIT        DEFICIT

Balance at December 31, 1994                        2,478,125  $    25,000       $ (7,119,000) $ (7,094,000)

Issuance of common stock pursuant to exercise
 of options                                            43,625        5,000              -             5,000

Accretion of mandatorily redeemable convertible
 preferred stock to redemption value                    -           -              (1,925,000)   (1,925,000)

Net income                                              -           -               2,482,000     2,482,000
                                                    ---------  -----------       ------------  ------------

Balance at December 31, 1995                        2,521,750       30,000         (6,562,000)   (6,532,000)

Issuance of common stock pursuant to exercise of
 options (unaudited)                                      125       -                   -              -

Accretion of mandatorily redeemable convertible
 preferred stock to redemption value (unaudited)        -           -                (477,000)     (477,000)

Net income (unaudited)                                  -           -                 860,000       860,000
                                                    ---------  -----------       ------------  ------------

Balance at March 31, 1996 (unaudited)               2,521,875  $    30,000       $ (6,179,000) $ (6,149,000)
                                                    =========  ===========       ============  ============

PCs Compleat, Inc.
Statement of Cash Flows
Increase (Decrease) in Cash
- --------------------------------------------------------------------------------

                                                                            Three months   Three months
                                                              Year ended        ended          ended
                                                             December 31,     March 31,      March 31,
                                                                 1995           1995           1996
                                                                             (Unaudited)    (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                  $  2,482,000    $   263,000    $   860,000
 Adjustments to reconcile net income to net cash provided
  by (used for) operating activities:
   Depreciation and amortization                                  563,000        115,000        260,000
   Increase in accrued interest on short-term
     investments                                                   29,000              -              -
   (Increase) decrease in accounts receivable                  (7,613,000)     2,008,000     (5,264,000)
   Increase in deferred income taxes                           (1,246,000)             -              -
   (Increase) decrease in inventories                         (20,004,000)    (5,174,000)     7,243,000
   Increase in prepaid expenses and other current assets         (283,000)      (248,000)      (777,000)
   Increase (decrease) in accounts payable                     18,465,000      6,896,000     (4,311,000)
   Increase (decrease) in accrued expenses                        301,000        101,000       (238,000)
   Increase (decrease) in amounts due under inventory
    credit line                                                 8,656,000     (1,842,000)     2,168,000
                                                             ------------    -----------    -----------

     Net cash provided by (used for) operating activities       1,350,000      2,119,000        (59,000)
                                                             ------------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets                                      (1,336,000)      (214,000)      (334,000)
 Purchases of short-term investments                           (7,000,000)    (2,000,000)         -
 Maturities of short-term investments                           8,951,000      1,980,000          -
 (Increase) decrease in other assets                              (42,000)       176,000        121,000
                                                             ------------    -----------    -----------
     Net cash provided by (used for) investing activities         573,000        (58,000)      (213,000)


CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                             5,000          -             -
 Borrowings under lines of credit                              11,850,000      6,750,000     15,250,000
 Repayments of amounts under lines of credit                   (8,850,000)    (6,750,000)   (22,750,000)
 Proceeds from sale leaseback                                     626,000          -             -
 Payments of capital lease obligations                           (109,000)       (20,000)       (38,000)
                                                             ------------    -----------    -----------

     Net cash provided by (used for) financing activities       3,522,000        (20,000)    (7,538,000)
                                                             ------------    -----------    -----------

Net increase (decrease) in cash                                 5,445,000      2,041,000     (7,810,000)
                                                             ------------    -----------    -----------

Cash at beginning of period                                     2,934,000      2,934,000      8,379,000
                                                             ------------    -----------    -----------

Cash at end of period                                        $  8,379,000     $4,975,000       $569,000
                                                             ============    ===========    ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Income taxes paid                                           $      5,000    $    -         $    50,000
 Interest paid                                               $    131,000    $   71,869     $    90,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

In 1995, the Company incurred capital lease obligations in the amount of $985,000.

                    The accompanying notes are an integral
                       part of the financial statements

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

1.   NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PCs Compleat, Inc. (the "Company") was organized as a Delaware corporation on October 8, 1991. The Company is engaged in the marketing and direct distribution of name brand microcomputers and peripherals. The Company's principal markets are the domestic business and consumer markets.

     Significant accounting policies followed in the preparation of the financial statements are summarized as follows:

     CASH
     At December 31, 1995 and periodically throughout the year, the Company has maintained cash balances in various operating accounts in excess of federally insured limits. The Company does not believe that as a result of this concentration it is subject to any unusual credit risk beyond the normal risk associated with commercial banking relationships.

     REVENUE RECOGNITION, ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK Revenue is recognized upon shipment of the product. The Company maintains a reserve for sales returns which is included in accrued expenses in the accompanying balance sheet.

     Financial instruments which potentially expose the Company to concentration of credit risk include trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     At December 31, 1995, accounts receivable from one customer accounted for approximately 10% of total accounts receivable.

     INVENTORIES AND CONCENTRATION OF SUPPLIERS
     Inventories are stated at the lower of cost or market, cost being determined on a weighted average basis. All inventory consists of finished goods.

     The Company purchases the majority of its inventory from several vendors. Although there is a concentration of sources of supply, management believes that the nature of its business requires sourcing and marketing products from the limited number of vendors who dominate the name brand microcomputer and peripheral market. A change in or loss of one or more of these vendors could cause a delay in filling customer orders and a possible loss of sales which could adversely affect results of operations.

     FIXED ASSETS
     Furniture, equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements, over the lesser of the useful lives or the lease term. Equipment held under capital leases is stated at the lesser of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the lives of the related leases. Maintenance and repair expenditures are charged to expense as incurred.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

  INCOME TAXES
  The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

  ADVERTISING COSTS
  The Company expenses the costs of advertising as incurred, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally two months. Direct-response advertising consists primarily of the costs to produce catalogs for the Company's products. At December 31, 1995, approximately $61,000 of advertising costs were included in other assets in the accompanying balance sheet. For the year ended December 31, 1995, total advertising expense, net of cooperative advertising allowances, was approximately $2,749,000.

  FAIR VALUE OF FINANCIAL INSTRUMENTS
  As a result of the variable interest rate under the Company's lines of credit, the carrying amount of amounts due under credit lines approximates their fair value at December 31, 1995. The fair value of the mandatorily redeemable preferred stock is estimated to be approximately $32,189,000, based on the fair value that the Company could obtain for instruments of similar terms.

  UNAUDITED FINANCIAL STATEMENTS
  The unaudited financial statements for the three months ended March 31, 1995 and 1996 have been prepared in conformity with generally accepted accounting principles. In the opinion of the Company, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for these periods. Results for these periods are not necessarily indicative of the results to be expected for a full year.

  USE OF ESTIMATES
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

  ACCOUNTING FOR STOCK-BASED COMPENSATION
  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has decided to adopt SFAS 123 as of January 1, 1996 through disclosure only.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

2.    FIXED ASSETS

      Fixed assets consist of the following:

                                      ESTIMATED
                                     USEFUL LIFE   DECEMBER 31,
                                       (YEARS)         1995

   Computer equipment                     3        $  1,009,000
   Office furniture and equipment         5             439,000
   Equipment held under capital
       leases                             5           1,332,000
   Leasehold improvements            Lease term         358,000
                                                   ------------

                                                      3,138,000

   Accumulated depreciation and
       amortization                                  (1,162,000)
                                                   ------------

                                                   $  1,976,000
                                                   ============

   Accumulated amortization related to equipment held under capital leases was $427,000 at December 31, 1995 and is included in accumulated depreciation and amortization.


3. REVOLVING LINES OF CREDIT AND INVENTORY CREDIT LINE

   REVOLVING LINES OF CREDIT
   The Company has a joint revolving line of credit with two banks under which it can borrow up to $15,000,000 based upon a percentage of eligible accounts receivable, with interest at the bank's prime rate plus 1% (9.5% at December 31, 1995). Borrowings are payable on May 5, 1996 and are secured by all assets, except that the security interest in inventory is subordinated to the third parties that provide the Company with inventory financing. At December 31, 1995, $8,000,000 was outstanding under this joint line of credit. Under the terms of the agreement, the Company is required to comply with certain restrictive covenants which require the Company to maintain minimum amounts of profitability, solvency and liquidity. At December 31, 1995, the Company was in compliance with these covenants.

   INVENTORY CREDIT LINES
   The Company has an agreement with a third party which allows the Company to finance up to $15,000,000 of inventory purchased. Financing provided under the agreement was secured by all inventory financed by the third party. The third party also has a security interest in all other assets subordinated to the banks that provide the revolving line of credit.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

     The Company has a line of credit agreement with the financing division of one of its suppliers which allows the Company to finance up to $3,000,000 of inventory purchased from the supplier. Financing is secured by all inventory financed. The financing division also has a security interest in all other assets subordinated to the bank that provides the revolving line of credit.


4.   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     CONVERSION
     Each share of preferred stock is convertible into one share of common stock at the option of the holder. Such conversion rate is subject to certain adjustments as defined in the agreements. The Series A, B and C preferred stock will automatically convert to common stock upon the closing of a public offering of the Company's common stock involving aggregate proceeds of at least $15,000,000 and a per share price of at least $5.90, subject to certain anti-dilution adjustments. In addition, the Series A preferred stock will automatically convert to common stock upon the written election of not less than 80% of the then outstanding Series A stockholders.

     DIVIDENDS
     The holders of the Series A, B and C preferred stock are entitled to receive dividends at a per annum rate of $.10 per share, $.20 per share and $.295 per share, respectively, appropriately adjusted for stock dividends or splits, when and if declared by the Board of Directors. Dividends on the preferred stock are cumulative. These dividends are being accreted through the redemption dates of the preferred stock by charging accumulated deficit.

     MANDATORY REDEMPTION
     The Company, at the written election of any holder of the Series A, B or C preferred stock, is required to redeem up to 33 1/3%, 66 2/3% and 100% of the then outstanding shares of preferred stock held by such holder on October 15, 1996, 1997 and 1998, respectively, for $1.00, $2.00 and $2.95 per share plus all accrued but unpaid dividends for the Series A, B and C preferred stock, respectively.

     LIQUIDATION PREFERENCE
     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C preferred stock, the holders of the Series B preferred stock and then the holders of the Series A preferred stock are entitled to receive prior to, and in preference to, any distribution to the common stockholders, an amount equal to the greater of $2.95 per share for Series C preferred stockholders, $2.00 per share for Series B preferred stockholders and then $1.00 per share for Series A preferred stockholders plus accrued but unpaid dividends, or such amount per share as would have been payable had all shares of the Series C preferred stock, the Series B preferred stock and then the Series A preferred stock been converted to common stock at a price as designated in the agreement immediately prior to such event of liquidation, dissolution or winding up.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

   VOTING
   Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible. In the event of any failure to comply with the preferred stockholders' redemption rights, the holders of Series C and Series B preferred stock may, as a class, respectively elect one director of the Company and the holders of all of the outstanding preferred stock may elect all other directors of the Company.

   WARRANTS
   At December 31, 1995, the Company had outstanding warrants to purchase 375,000 and 250,000 shares of Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock, respectively, at $2.00 per share. The warrants expire on December 17, 1997 and June 11, 1998, respectively. At December 31, 1995, all of the warrants were exercisable, and the Company has reserved 375,000 shares of Series A preferred stock and 250,000 shares of Series B preferred stock for issuance upon exercise of the outstanding warrants.


5. COMMON STOCK

   As of December 31, 1995, the Company had reserved 13,269,705 shares of common stock for issuance upon the exercise of common stock options (Note 6), conversion of the outstanding Series A, B and C redeemable convertible preferred stock (Note 4) and the conversion of preferred stock issued upon exercise of outstanding preferred stock warrants (Note 4).

   The Company has entered into stock purchase agreements with its founders. Under the agreements, the transfer of shares of common stock by the founders is subject to certain restrictions as defined in the stockholder agreements. The Company and then the preferred stockholders have the right of refusal to purchase any of the founders' shares until the closing of a public offering in which the offering price per share of common stock is not less than $5.90 and the aggregate net proceeds equal or exceed $15,000,000.

6. STOCK OPTION PLAN

   On October 14, 1991, the Board of Directors adopted the 1991 Stock Option Plan (the "Plan") which provides for the issuance of both non-qualified stock options and incentive stock options to employees, officers and directors of the Company. In 1995, the Board of Directors increased the number of shares of common stock available for issuance under the Plan from 1,478,042 to 1,781,792 through October 2001. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted and the rate at which each option is exercisable. The term of each option generally cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of the Company). The exercise price of incentive stock options shall not be less than the fair market value of the common stock at the date of grant (110% of fair market value for options granted to holders of more than 10% of the voting stock of the Company).

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

  Non-qualified stock options may be issued under the Plan at an option price determined by the Board of Directors.

  Stock option activity under the Plan is summarized as follows:

                                      NUMBER OF   OPTION PRICE
                                       OPTIONS      PER SHARE

  Outstanding at December 31, 1994    1,275,884   $0.10 - $0.50

    Granted in 1995                     459,500   $0.50 - $1.50
    Cancelled in 1995                   (11,875)  $0.10 - $0.35
    Exercised in 1995                   (43,625)  $0.10 - $0.35
                                      ---------

  Outstanding at December 31, 1995    1,679,884   $0.10 - $1.50
                                      =========

  At December 31, 1995, no non-qualified options had been granted under the Plan, options to purchase 597,359 shares were exercisable and options to purchase 53,158 shares were available for future grant.

7.COMMITMENTS

  The Company leases certain computer equipment under capital leases and office and warehouse space under operating leases. The future minimum lease commitments at December 31, 1995, including payments under noncancelable operating leases which expire at various times through 1997, are as follows:

                                       OPERATING     CAPITAL
                                        LEASES       LEASES

      1996                             $ 446,000  $  367,000
      1997                               286,000     260,000
      1998                               133,000     241,000
      1999                               134,000     231,000
      2000                                  -        191,000
                                       ---------  ----------

         Total minimum lease payments  $ 999,000   1,290,000
                                       =========

      Less - amount representing interest           (232,000)
                                                  ----------
         Present value of obligations under
          capital leases                          $1,058,000
                                                  ==========

  Total rent expense under noncancelable operating leases was approximately $306,000 during the year ended December 31, 1995.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

8.   RETIREMENT SAVINGS PLAN

     The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company for the year ended December 31, 1995.

9.   INCOME TAXES

     The components of the (benefit) provision for income taxes are as follows:

                                                      Year ended
                                                  December 31, 1995

       Current:
        Federal                                   $     51,000
        State                                           30,000
                                                  ------------

       Total current                                    81,000
                                                  ------------

       Deferred:
        Federal                                        420,000
        State                                           65,000
                                                  ------------

       Gross deferred expense                          485,000

       Deferred tax asset valuation allowance
        adjustments                                 (1,731,000)
                                                  ------------

       Total deferred benefit                       (1,246,000)
                                                  ------------

       Total (benefit) provision for income taxes $ (1,165,000)
                                                  ============

     In 1995, the Company realized income tax benefits of $654,000 and $95,000 for the use of federal and state net operating loss carryforwards, respectively.

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

   Deferred tax assets (liabilities) consist of the following:

                                          December 31,
                                              1995

     Net operating loss carryforwards      $  752,000
     Fixed assets                             173,000
     Reserves                                 216,000
     Other                                    130,000
                                           ----------
     Gross deferred tax assets              1,271,000
     Deferred advertising                     (25,000)
                                           ----------

     Net deferred tax assets               $1,246,000
                                           ==========


   At December 31, 1995, the Company has recorded a deferred tax asset of $1,246,000 in part reflecting the benefit of $1,835,000 in net operating loss carryforwards. Realization is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

   A reconciliation between the amount of reported tax benefit and the amount computed using the U.S. Federal statutory rate of 35% for 1995 follows:

                                          Year ended
                                          December 31,
                                             1995

     Taxes computed at federal
      statutory rate                      $   461,000
     State income taxes, net of
      federal tax benefit                      79,000
     Other                                     26,000
                                          -----------

                                              566,000

     Decrease in valuation allowance       (1,731,000)
                                          -----------

                                          $(1,165,000)
                                          ===========

PCs Compleat, Inc.
Notes to Financial Statements
- --------------------------------------------------------------------------------

     At December 31, 1995, the Company has net operating loss carryforwards available to reduce future federal taxable income which expire as follows:

                       YEAR OF
                      EXPIRATION

                         2007           $   537,000
                         2008             1,298,000
                                        -----------

                                        $ 1,835,000
                                        ===========

     Ownership changes, as defined in the Internal Revenue Code, resulting from the Company's Series B preferred stock offering in June 1994, have limited the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. As a result, the amount of these net operating losses which can be utilized annually is approximately $988,000 for losses incurred prior to June 1994. Subsequent changes in ownership could further affect the limitation in future years.


10.  EVENTS SUBSEQUENT TO THE DATE OF INDEPENDENT ACCOUNTANTS' REPORT
     (UNAUDITED)

     On May 30, 1996, the Company consummated a merger with CompUSA Inc. ("CompUSA"). All of the outstanding capital stock of the Company was exchanged for approximately 3 million shares of CompUSA common stock. The merger is being treated as a pooling of interests for accounting purposes.

     On May 5, 1996, the Company's joint revolving line of credit was amended (Note 3). The amended agreement provided for borrowings of up to $20,000,000 and were payable in August 1996. As of June 30, 1996, the Company cancelled its revolving line of credit and is obtaining working capital advances, as necessary, from CompUSA. In addition, the company's inventory credit line agreements with a third party and the financing division of one of its suppliers (Note 3) were amended to finance up to $20,000,000 and $6,000,000 of inventory purchases, respectively.

                                 CompUSA INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


    On May 30, 1996, pursuant to an Agreement and Plan of Merger, dated as of May 15, 1996 (the "Merger Agreement"), by and among CompUSA Inc. (the "Company"), Snowstorm Merger Corp., a wholly-owned subsidiary of the Company ("Sub"), and PCs Compleat, Inc. ("PCs Compleat"), Sub was merged with and into PCs Compleat (the "Merger").

   As a result of the Merger, PCs Compleat became a wholly-owned subsidiary of the Company. PCs Compleat is engaged in the direct resale of brand-name personal computers. The Company intends to use the assets of PCs Compleat, consisting primarily of cash, accounts receivable, inventory, and personal property, plant and equipment, substantially as previously used.

   The Merger was approved by the unanimous written consent of the stockholders of PCs Compleat as of May 29, 1996. Pursuant to the Merger, each share of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of PCs Compleat has been canceled and converted into the right to receive
0.18923226893 shares (the "Exchange Ratio") of common stock, par value $0.01 per share ("CompUSA Common Stock"), of the Company. Pursuant to the terms of the Merger Agreement, 2,632,717 shares of CompUSA Common Stock were issued by the Company. In addition, the Company assumed all outstanding options granted under a stock option plan maintained by PCs Compleat and converted such options into options to purchase an aggregate 325,413 shares of CompUSA Common Stock.

   The following unaudited pro forma consolidated financial statements reflect the Merger under the application of the pooling of interests method of accounting. Under the pooling of interests method of accounting, the historical book values of the assets, liabilities, and shareholders' equity of PCs Compleat as reported on its balance sheet, will be carried over onto the consolidated balance sheet of the Company, and no goodwill or other intangible assets will be created. The Company will include in its consolidated statement of income the consolidated results of operations of PCs Compleat for the entire fiscal year in which the effective date of the Merger occurred, and will combine and restate the Company's results of operations for prior periods to include the reported consolidated results of operations of PCs Compleat.

   The unaudited pro forma consolidated financial information for the respective periods presented herein should be read in conjunction with the historical financial information of the Company included in its Annual Report on Form 10-K for the year ended June 24, 1995.

   The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations which actually would have been attained if the Merger had been consummated as of the beginning of the earliest period presented. In addition, the pro forma consolidated results of operations for the thirty-nine weeks ended March 23, 1996 are not necessarily indicative of the results to be expected for the Company's entire fiscal year ended June 29, 1996.

                                 CompUSA Inc.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                              Thirty-nine Weeks Ended                Fiscal Year Ended
                                             -------------------------     ----------------------------------------
                                              March 23,      March 25,       June 24,       June 25,       June 26,
                                                1996           1995           1995           1994           1993
                                             ----------     ----------     ----------     ----------     ----------
Net sales                                    $2,830,937     $2,211,540     $2,935,901     $2,219,457     $1,369,749
Cost of sales and occupancy                   2,453,104      1,939,979      2,573,945      1,955,183      1,189,675
                                             ----------     ----------     ----------     ----------     ----------

      Gross profit                              377,833        271,561        361,956        264,274        180,074

Store operating expenses                        237,799        195,959        263,654        208,356        123,516
Pre-opening expenses                              3,148          1,902          2,454          7,266          6,111
General and administrative expenses              53,467         40,972         54,940         47,963         31,466
Restructuring costs                                  -              -              -           9,918             -
                                             ----------     ----------     ----------     ----------     ----------
      Operating income (loss)                    83,419         32,728         40,908         (9,229)        18,981

Other expense (income):
   Interest expense                               9,377          8,919         12,015         12,156          2,256
   Other income, net                             (4,339)        (1,486)        (2,409)        (2,063)          (468)
                                             ----------     ----------     ----------     ----------     ----------
                                                  5,038          7,433          9,606         10,093          1,788
                                             ----------     ----------     ----------     ----------     ----------

Income (loss) before income taxes                78,381         25,295         31,302        (19,322)        17,193
Income tax expense (benefit)                     30,493          5,651          6,963         (2,298)         7,510
                                             ----------     ----------     ----------     ----------     ----------
Net income (loss)                            $   47,888     $   19,644     $   24,339     $  (17,024)    $    9,683
                                             ==========     ==========     ==========     ==========     ==========

Income (loss) per common and common
   equivalent share                          $     1.06     $     0.48     $     0.60     $    (0.44)    $     0.25
                                             ==========     ==========     ==========     ==========     ==========

Weighted average common and common
   equivalent shares                             45,110         40,823         40,868         38,535         38,291

                                 CompUSA Inc.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                         (in thousands, except shares)

                                                                    March 23,
                                                                      1996
                                                                   ----------
                                    ASSETS
Current assets:
   Cash and cash equivalents                                       $  295,887
   Accounts receivable, net of allowance for doubtful accounts        141,268
   Merchandise inventories                                            442,879
   Prepaid expenses and other                                          14,677
                                                                   ----------
      Total current assets                                            894,711

Property and equipment, net                                           124,454
Other assets                                                            7,402
                                                                   ----------
                                                                   $1,026,567
                                                                   ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $  505,971
   Accrued liabilities                                                 83,924
   Credit Agreement borrowings                                            500
   Current portion of capital lease obligations                         4,868
                                                                   ----------
      Total current liabilities                                       595,263

Capital lease obligations                                               5,262
Senior Subordinated Notes                                             110,000
Deferred income taxes                                                   6,235

Commitments and contingencies                                             -

Stockholders' equity:
   Preferred stock, $.01 per share par value, 10,000 shares
      authorized, none issued                                             -
   Common stock, $.01 per share par value, 100,000,000 shares authorized, with 44,888,285 shares issued at
      March 23, 1996                                                      449
   Paid-in capital                                                    251,346
   Retained earnings                                                   60,841
                                                                   ----------
                                                                      312,636
   Less: Treasury stock, at cost, 189,730 shares at
      March 23, 1996                                                   (2,829)
                                                                   ----------
      Total stockholders' equity                                      309,807
                                                                   ----------
                                                                   $1,026,567
                                                                   ==========

                                  CompUSA INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 - GENERAL

   Prior to the Merger, PCs Compleat's fiscal year ended on December 31. The Company's fiscal year is a 52/53-week year ending on the last Saturday of each June. The unaudited pro forma statements of operations have been prepared by combining the results of operations of PCs Compleat, prepared on a calendar quarter basis, with the results of operations of the Company, prepared on the basis of the Company's fiscal quarters.

   Prior to the Merger, the accounting policies of PCs Compleat were consistent, in all material respects, with those of the Company. As a result, no material adjustments have been made to conform accounting policies in the preparation of the unaudited pro forma consolidated financial information.

   Certain insignificant reclassifications for both the Company and PCs Compleat have been reflected in the unaudited pro forma consolidated financial information to conform financial statement presentations.

   Separate and combined results of the Company and PCs Compleat are as follows (in thousands):

                                            COMPANY     PCS COMPLEAT     COMBINED
                                        ------------------------------------------
Thirty-nine weeks ended March 23, 1996
  Net sales                                $2,669,985       $160,952    $2,830,937
  Net income                                   45,510          2,378        47,888

Thirty-nine weeks ended March 25, 1995
  Net sales                                $2,123,565       $ 87,975    $2,211,540
  Net income                                   18,666            978        19,644

Fiscal year ended June 24, 1995
  Net sales                                $2,813,064       $122,837    $2,935,901
  Net income                                   22,956          1,383        24,339

Fiscal year ended June 25, 1994
  Net sales                                $2,145,739       $ 73,718    $2,219,457
  Net loss                                    (16,760)          (264)      (17,024)

Fiscal year ended June 26, 1993
  Net sales                                $1,341,985       $ 27,764    $1,369,749
  Net income                                   12,306         (2,623)        9,683

                                  CompUSA INC.

NOTE 2 - QUARTERLY FINANCIAL DATA

Pro forma consolidated quarterly financial information is as follows:

Thirty-nine weeks ended March 23, 1996
(in thousands)
                                            First       Second      Third
                                           Quarter      Quarter    Quarter
                                        ------------   ---------  ----------

Net sales                                  $781,978    $983,228   $1,065,731
Cost of sales and occupancy costs           684,090     852,177      916,837
                                        -------------  ---------  ----------
     Gross profit                            97,888     131,051      148,894

Store operating expenses                     69,905      79,498       88,396
Pre-opening expenses                            295       2,630          223
General and administrative expenses          14,737      17,058       21,672
                                        -------------  ---------  ----------
     Operating income                        12,951      31,865       38,603

Other expense (income) net                    2,661       1,478          899
                                        -------------  ---------  ----------

Income before income taxes                   10,290      30,387       37,704
Income tax expense                            4,083      11,639       14,771
                                        -------------  ---------  ----------
Net income                                 $  6,207    $ 18,748   $   22,933
                                        =============  =========  ==========

Income per common and common equivalent
 share                                     $   0.15    $   0.40   $     0.50
                                        =============  =========  ==========
Weighted average common and common
 equivalent shares                           42,535      46,509       46,287

Fiscal year ended June 24, 1995
(in thousands)
                                            First      Second       Third      Fourth
                                           Quarter     Quarter     Quarter     Quarter
                                        -------------  ---------  -----------  --------

Net sales                                  $614,097    $791,863   $  805,580   $724,361
Cost of sales and occupancy costs           540,498     696,616      702,865    633,966
                                        -------------  ---------  -----------  --------
     Gross profit                            73,599      95,247      102,715     90,395

Store operating expenses                     61,440      65,913       68,606     67,695
Pre-opening expenses                            480         705          717        552
General and administrative expenses          12,883      13,874       14,215     13,968
                                        -------------  ---------  -----------  --------
     Operating income (loss)                 (1,204)     14,755       19,177      8,180

Other expense (income) net                    2,354       2,540        2,539      2,173
                                        -------------  ---------  -----------  --------

Income (loss) before income taxes            (3,558)     12,215       16,638      6,007
Income tax expense (benefit)                   (615)      2,270        3,996      1,312
                                        -------------  ---------  -----------  --------
Net income (loss)                          $ (2,943)   $  9,945   $   12,642   $  4,695
                                        =============  =========  ===========  ========

Income (loss) per common and common
 equivalent share                          $  (0.07)   $   0.24   $     0.31   $   0.11
                                        =============  =========  ===========  ========
Weighted average common and common
 equivalent shares                           39,679      40,757       41,270     41,762

                                 EXHIBIT INDEX


       Exhibit Number                    Description
       --------------                    -----------

       2.1 Agreement and Plan of Merger, dated as of May 15, 1996, by and among CompUSA Inc., Snowstorm
                              Merger Corp., and PCs Compleat, Inc.  (1)

       23.1                   Consent of Price Waterhouse LLP  (2)

       99.1                   Press Release issued by CompUSA Inc.,
                              dated May 30, 1996  (1)

___________________

(1) - Previously filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on June 14, 1996.

(2) - Filed herewith.